Exhibit 99


                                                                    NEWS RELEASE

                                    Contact:  Richard N. Grubb, Executive
                                              Vice President and Chief Financial
                                              Officer or Robert A. Freece,
                                              Executive Vice President
                                              610-644-1300

FOR IMMEDIATE RELEASE

             VISHAY PROVIDES UPDATED GUIDANCE FOR THIRD QUARTER 2004

MALVERN, PENNSYLVANIA - October 15, 2004 - Vishay Intertechnology, Inc. (NYSE:
VSH) announced today that revenues for the third quarter of 2004 will be approximately $580 million. In addition, based on bookings levels for the third quarter and October 2004 to date, revenues for the fourth quarter of 2004 are expected to be no higher than revenues were for the third quarter of 2004.

Dr. Felix Zandman, Chairman and Chief Executive Officer of Vishay stated, "In the third quarter of 2004 and so far in October, we have not seen the improvement in bookings that we had anticipated. Therefore it appears that the revenues for the fourth quarter of 2004 will not be sequentially up as we had previously guided."

Vishay is scheduled to report its third quarter results on November 3, 2004.

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, and optoelectronics) and selected ICs, and passive electronic components (resistors, capacitors, inductors, and transducers). Vishay's components can be found in products manufactured in a very broad range of industries worldwide. Vishay is headquartered in Malvern, Pennsylvania, and has operations in 17 countries employing over 27,000 people. Vishay can be found on the Internet at http://www.vishay.com.

Statements contained herein that relate to the Company's future performance and outlook, including, without limitation, statements with respect to the Company's anticipated results of operations or level of business for 2004, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ are those set forth in the Company's December 31, 2003 Report on Form 10-K filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.



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